EXHIBIT 99.1


FOR IMMEDIATE RELEASE                   [GRAPHIC OMITTED]

Contact:    MARLA HOLBERT
            Communications Specialist
            (816) 347-6771
            mholbert@payless.cashways.com

            RICH WITASZAK
            Senior Vice President-Finance and Chief Financial Officer
            (816) 347-6974
            rwitaszak@payless.cashways.com

                PAYLESS CASHWAYS, INC. ANNOUNCES LIQUIDATION LIKELY

KANSAS CITY, MO - August 28, 2001 - Payless Cashways, Inc. (OTC: PCSH) officials have announced that the company is currently in discussions with its secured lenders as to the appropriate course of action to fund the orderly liquidation of the company. The company expects to reach an agreement within the next few days.

As of June 4, 2001, the company has been operating as a debtor-in-possession, pursuant to a voluntarily filed petition to reorganize under Chapter 11 of the Bankruptcy Code, in an attempt to reorganize the company's business and to restructure its debt and other liabilities. Despite all of its efforts to obtain adequate trade credit support, attract outside sources of capital and/or find a viable buyer for either the company or its assets, the company was unable to do so and does not expect to be able to do so in the future. As a result of this and the continued deterioration of overall borrowing availability and sales, the company has determined that the most prudent course of action is an orderly liquidation under Chapter 11 of the Bankruptcy Code.

Forward-Looking Statements

Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made above. These statements are based on the current plans and expectations of the company. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially are the following: continued vendor and financial institutional support; stability of customer demand; commodity prices, specifically lumber and wallboard; the strength of the commercial real estate market, competitor activities; interest rates; supplier support; stability of the work force; consumer spending and debt levels; new and existing housing activity; product and customer mix; growth of certain market segments; weather; the need for bankruptcy court approval; the success of the company's reorganization plan once filed and approved; and an excess of retail space devoted to the sale of building materials. Additional information concerning these and other factors is contained in the company's Securities and Exchange Commission filings, which are available by contacting the company. The information can also be obtained from the company's Web site, www.payless.cashways.com.

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